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                                                                    Exhibit 99.1

FOR MORE INFORMATION CONTACT:

                                  Thomas A. Richlovsky
                                  Senior Vice President & Treasurer
                                  (216) 575-2126

                                  Derek Green
                                  Vice President
                                  Investor Relations
                                  (216) 222-9849

                                  www.national-city.com

                              For Immediate Release

NATIONAL CITY CORPORATION TO TAKE FIRST QUARTER CHARGE FOR TAX EXPOSURE

         CLEVELAND, February 27, 2001--National City Corporation (NYSE: NCC) today reported that it will record a $40 million charge in the first quarter of 2001 related to tax exposure on interest deductions claimed for corporate owned life insurance ("COLI"). This charge will reduce reported net income for the first quarter by approximately $.07 per share. The COLI exposure was previously disclosed in National City's financial statements and in periodic filings with the United States Securities and Exchange Commission.

         In late 1999, the Corporation was notified by the Internal Revenue Service ("IRS") of proposed adjustments relating to its COLI programs for the Corporation's Federal income tax returns for the years 1990 through 1995. These proposed adjustments involve the disallowance of certain deductions, which, with the expected effect on tax returns for years subsequent to 1995, represent an exposure for tax and interest of approximately $200 million. In the first quarter of 2000, the Corporation made payments of taxes and interest attributable to COLI interest deductions for years 1990 through 1995 to avoid the potential assessment by the IRS of



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any additional above-market rate interest on the contested amount. The payments to the IRS have been included on the balance sheet in other assets pending the resolution of this matter.

         In February 2001, management became aware of a trial court decision against an unrelated corporation concerning a similar issue. Based upon management's assessment of this decision, coupled with other available information, the Corporation will record a charge as noted above, which when combined with previous accruals covers the estimated settlement value of the exposure. In the event that a satisfactory settlement is not reached in negotiations with the IRS, an additional charge of up to $40 million may need to be recorded either later this year or in a subsequent year, pending full adjudication of the matter. Notwithstanding this action, management does not agree with the IRS position and will continue to seek refund, either administratively or through litigation, of all amounts paid plus interest. In the event the matter is ultimately resolved in favor of the Corporation, it could have a favorable effect on the Corporation's net income for the period in which such resolution occurs.

         This release contains forward-looking statements that involve significant risks and uncertainties. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially.

         National City Corporation is an $89 billion financial holding company headquartered in Cleveland, Ohio. Through its subsidiaries, the company provides a full range of financial services including investment banking, brokerage, mutual fund, insurance and traditional banking services to individuals and businesses. National City has offices in Ohio, Pennsylvania, Indiana, Kentucky, Illinois and Michigan. National City can be found on the World Wide Web at http://www.national-city.com.

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